Exhibit 99.1


               Circuit City Stores, Inc. Announces December Sales

                     Updates Fiscal 2005 Store Opening Plans

Richmond, Va., January 7, 2004 - Circuit City Stores, Inc. (NYSE:CC) today announced that total sales for December 2003 declined 1 percent to $1.71 billion from $1.74 billion in December 2002, including a comparable store merchandise sales decline of 2 percent.


December Sales
"Our December sales performance varied significantly by category," said W. Alan McCollough, chairman, president and chief executive officer. "We produced exceptionally strong comparable store sales growth in new and advanced technologies such as digital, LCD and plasma televisions; digital satellite systems; digital imaging products; digital audio products and satellite radio, as well as in DVD movies. These results include substantial growth in Web-originated sales during the month. Comparable store sales growth in personal computer hardware was driven by double-digit sales growth in notebook computers and monitors. We also continued to see sales growth in the traffic-driving music software category. Weak sales in many other categories, but particularly home audio and video game hardware and software, more than offset the sales strength in new and advanced technologies.

"We believe the December sales performance reflects not only our continued need to update the store base, but also a need to increase the average ticket and to drive more traffic, exposing a broader base of consumers to the new Circuit City," McCollough said. "Although December sales started relatively strong and picked up at the end of the month, we were not able to offset mid-month weakness. For the full month, traffic was up slightly, but not at the level of improvement we experienced in November."

Fiscal 2005 Store Opening Plans
Circuit City also today updated its store opening plans for the fiscal year that begins March 1, 2004. "Last year, we completed an extensive analysis to identify the characteristics of a successful store. Specific real estate site features were among those key characteristics," said McCollough. "As a result, one of the priorities for determining our store opening plans is the availability of superior real estate that meets our site requirements. Based on the availability levels, we expect to open 65 to 70 Superstores in the upcoming fiscal year. Slightly more than half of these stores will be relocations; the remaining stores will be entries into new trade areas, either in our existing or new smaller markets."

Conference Call Information
Circuit City will host a conference call for investors at 11:00 a.m. ET today to discuss December sales. The call will conclude at approximately 11:30 a.m. Domestic investors may access the call at (800) 299-0433 (passcode: Circuit
City).  International investors may access the call at (617) 801-9712 (passcode:
Circuit City). A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com and at www.streetevents.com.

A replay of the call will be available beginning at approximately 1:00 p.m. ET today and will be available through midnight, January 14. Domestic investors may access the recording at (888) 286-8010, and international investors may dial
(617) 801-6888. The access code for the replay is 35899435. A replay of the call also will be available on the Circuit City investor information home page and at www.streetevents.com.

About Circuit City Stores, Inc.
With headquarters in Richmond, Va., Circuit City Stores, Inc. puts the customer first with high-quality service and more than 5,000 consumer electronics products available in its stores and online at www.circuitcity.com. Top-quality, low-priced products; detailed product information; and product specialists, who complete extensive online and in-store training programs, are all a part of Circuit City's promise to provide superior consumer electronics solutions to its customers. Circuit City's remodel and relocation program reflects the changing needs of consumer electronics shoppers; the stores are brighter and more open; the aisles are wider and virtually every product Circuit City sells is on the sales floor for easy customer access. Circuit City operates 618 Circuit City Superstores and five mall-based stores in 159 markets.

Forward-Looking Statements
This release contains forward-looking statements, which are subject to risks and uncertainties, including without limitation (1) consumer reaction to changes in the company's store design and merchandise and (2) consumer reaction to new store locations. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for fiscal 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2003, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at www.circuitcity.com.

                                       ###




Contact: Jessica  Simmons,  Investor  Relations,   Circuit  City  Stores,  Inc.,
         804-527-4038
         Virginia  Watson,  Investor  Relations,   Circuit  City  Stores,  Inc.,
         804-527-4033